UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2018 (August 3, 2018)

bluebird bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-35966	13-3680878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Binney Street, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (339) 499-9300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On August 3, 2018, bluebird bio, Inc. (“bluebird”) entered into a Share Purchase Agreement with Regeneron Pharmaceuticals, Inc. (“Regeneron”) pursuant to which bluebird agreed to sell 420,000 shares of its common stock, par value $0.01 per share, to Regeneron for an aggregate cash price of approximately $100 million, or $238.10 per share.  The closing of the stock sale is subject to the satisfaction or waiver of customary closing conditions, including the expiration or early termination of the applicable pre-merger waiting period under the HSR Act. The offer, sale, and issuance of the shares is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

Item 8.01	Other Events.

On August 6, 2018, bluebird issued a press release announcing that bluebird has entered into a collaboration agreement with Regeneron focused on the discovery, development and potential commercialization of novel immune cell therapies for the treatment of cancer.

The full text of the press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by bluebird bio, Inc. on August 6, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2018	bluebird bio, Inc.
	By:	/s/ Jason F. Cole
Jason F. Cole
Chief Legal Officer